Exhibit 99.2

Susquehanna Bancshares Inc. and Community Banks Inc. Announce Definitive Merger Agreement

Name: Ed Dunklebarger

Published on: May 1, 2007 07:39 AM

I want to inform you personally of important events occurring at CommunityBanks. The attached press release details the strategic affiliation of CommunityBanks and Susquehanna Bancshares, Inc. As you know, the challenges facing community banking require that we operate from the strongest position, and in the most efficient manner, in order that we can continue to offer our customers the level of service they demand. After careful consideration of our strategic alternatives, we believe that an affiliation with Susquehanna Bancshares provides the greatest opportunity for us to deliver the most effective community banking services. Susquehanna Bank is a locally based institution with the same commitment to quality customer service and local decision making that characterizes CommunityBanks. We believe that together our organizations will create a dominate force for community banking in this region.

I am sure you have many questions relating to this affiliation. Right now, there remains much to be worked through. However, I commit to you to provide the most timely, accurate and complete information possible. I appreciate your support as CommunityBanks moves through this important transition.